Exhibit 14.2

JUNE FITZMARTYN
CHARTERED ACCOUNTANT
#300 - 2600 GRANVILLE STREET,
VANCOUVER, B. C. V6H 3V3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 16, 2003 on the consolidated financial statements of Teryl Resources Corp. as at May 31, 2003 and 2002, and for the years ended May 31, 2003, 2002 and 2001 that are included in the Company's annual report 20-F filing.

Vancouver, Canada	/s/ June Fitzmartyn

July 26, 2007	Chartered Accountants